   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 2001.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                                 CELLPOINT INC.
             (Exact name of registrant as specified in its charter)

                                                     3000 HILLSWOOD DRIVE
            NEVADA                                  HILLSWOOD BUSINESS PARK
 (State or other jurisdiction                 CHERTSEY, SURREY, KT16 0RS ENGLAND                       52-2032380
              of                                       +44 1932 895 310                             (I.R.S. Employer
incorporation or organization)             (Address of principal executive offices)               Identification No.)
                                                     3000 HILLSWOOD DRIVE
                                                    HILLSWOOD BUSINESS PARK
                                              CHERTSEY, SURREY, KT16 0RS ENGLAND
                                                       +44 1932 895 310
                                                  ATTENTION: PETER HENRICSSON
                                            (Name and address of agent for service)
                                                        With a copy to:
                                                      MICHAEL PAIGE, ESQ.
                                                   JACKSON & CAMPBELL, P.C.
                                              1120 20TH STREET, N.W., SOUTH TOWER
                                                    WASHINGTON, D.C. 20036
                                          (202) 457-1600  FACSIMILIE: (202) 457-1678

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box............................................................................9
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box....................................:
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering...................................9
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering..........................................................9
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.................................................9
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                 AMOUNT TO                                            AMOUNT OF
    TITLE OF SECURITIES TO BE REGISTERED       BE REGISTERED   PRICE PER SHARE   AGGREGATE PRICE   REGISTRATION FEE
Common Stock, par value $0.001 per share.....      6,142,447     $1.67(1)(2)       $10,257,886        $2,564.47
Common Stock, par value $0.001 per share.....      1,625,000             (3)       $ 3,656,250        $  914.06
Common Stock, par value $0.001 per share.....        784,071             (4)       $ 1,850,408        $  462.60
Common Stock, par value $0.001 per share.....        619,048             (5)       $ 2,630,954        $  657.74
Common Stock, par value $0.001 per share.....         67,451             (6)       $    89,035        $   22.26
Common Stock, par value $0.001 per share.....        600,000             (7)       $ 1,884,000        $     471
Common Stock, par value $0.001 per share.....        385,810(8)   $   1.67(1)      $   644,303        $  161.08
Common Stock, par value $0.001 per share.....        107,142     $   1.67(1)       $   178,927        $   44.73
Common Stock, par value $0.001 per share.....         53,571             (9)       $   133,928        $   33.48
TOTAL........................................     10,384,540                       $21,267,932        $5,316.98

(1) Estimated solely for the purposes of calculating the registration fee, pursuant to Rule 457(c), based on the average bid and asked price of the Registrant's Common Stock as reported on the NASDAQ National Market on October 25, 2001.
(2) Shares registered hereunder were issued by the Registrant in an offerings made pursuant to Rule 506 under Regulation D pursuant to the Securities Act and under Regulation S pursuant to the Securities Act.
(3) Shares registered hereunder will become issuable upon the exercise of warrants issued by the Registrant in an offering made pursuant to Rule 506 under Regulation D pursuant to the Securities Act. The warrants have an exercise price of $2.25 per share.
(4) Shares registered hereunder will become issuable upon the exercise of warrants issued by the Registrant in an offering made pursuant to Rule 506 under Regulation S pursuant to the Securities Act. The warrants have an exercise price of $2.36 per share.
(5) Shares registered hereunder will become issuable upon the exercise of warrants issued by the Registrant of man offering made pursuant to Rule 506 under Regulation D pursuant to the Securities Act. Half of these warrants have an exercise price of $3.50 per share and half have an exercise price of $5.00 per share.
(6) Shares registered hereunder will become issuable upon the exercise of warrants issued pursuant to exempt offerings pursuant to the Securities Act. The warrants have an exercise price of $1.32 per share.
(7) This number represents 120% of the shares issuable by the Registrant upon the exercise of warrants at $3.14 per share. The warrant was issued by Registrant pursuant to Section 4(2) of the Securities Act.
(8) Shares registered hereunder will become issuable upon conversion of a convertible note issued by Registrant in an offering made pursuant to
    Section 4(2) of the Securities Act.
(9) Shares registered hereunder will become issuable upon the exercise of warrants at $2.50 per share issued by the Registrant in an offering made pursuant to Section 4(2) of the Securities Act.
                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 CELLPOINT INC.
                             CROSS REFERENCE SHEET

ITEM NUMBER OF CAPTION                                              LOCATION OR HEADING IN PROSPECTUS
----------------------                                              ---------------------------------
          1.            Forepart of the Registration Statement and  Forepart of the Registration Statement and
                        Outside Front Cover Page of Prospectus      Outside Front Cover Page of Prospectus

          2.            Inside Front and Outside Back Cover Pages   Inside Front and Outside Back Cover Pages
                        of Prospectus                               of Prospectus

          3.            Summary Information, Risk Factors and       Summary Information, Risk Factors
                        Ratio of Earnings to Fixed Charges

          4.            Use of Proceeds                             Use of Proceeds

          5.            Determination of Offering Price             *

          6.            Dilution                                    *

          7.            Selling Security Holders                    Selling Stockholders

          8.            Plan of Distribution                        Plan of Distribution

          9.            Description of Securities Being Registered  Description of Securities

         10.            Interest of Named Experts and Counsel       *

         11.            Material Changes                            Summary Information, Business

         12.            Incorporation of Certain Information by     Incorporation of Information We File with
                        Reference                                   the SEC

         13.            Disclosure of Commission Position on        Indemnification
                        Indemnification for Securities Act
                        Liabilities

         14.            Other Expenses of Issuance and              Other Expenses of Issuance and
                        Distribution                                Distribution

         15.            Indemnification of Directors and Officers   Indemnification of Directors and Officers

         16.            Exhibits                                    Exhibits

         17.            Undertakings                                Undertakings

------------------------

* Omitted from Prospectus because item is inapplicable or answer is in the negative.

THIS PRELIMINARY OFFICIAL STATEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT WITHOUT NOTICE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED, PRIOR TO THE TIME THE OFFICIAL STATEMENT IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PRELIMINARY OFFICIAL STATEMENT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF, THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION, QUALIFICATION OR FILING UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS                                              REGISTRATION NO. 333-  -

                                 CELLPOINT INC.
                       10,384,540 SHARES OF COMMON STOCK

    This Prospectus is being used by certain stockholders (the "Selling Stockholders") of CellPoint Inc. to sell an aggregate of up to 10,384,540 shares (the "Shares") of our Common Stock, par value $.001 per share ("Common Stock"). The Selling Stockholders will sell the Common Stock, from time to time, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable. The Shares were offered and sold to the Selling Stockholders pursuant to private offerings in which the Shares were not registered with the Securities and Exchange Commission. The Shares are being offered solely for the account of the Selling Stockholders. For more information about the Selling Stockholders, please refer to the sections entitled "Summary of Offering" and "The Selling Stockholders".

    Our Common Stock trades on the NASDAQ National Market ("NASDAQ") under the symbol CLPT. On October 25, 2001 the last reported sale price per share of Common Stock was $1.67.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

----------------------------------------------------------------------------------------------
                                                                                  PROCEEDS TO
                                                                                   ISSUER OR
                                                                PRICE TO             OTHER
                                                                 PUBLIC           PERSONS(2)
----------------------------------------------------------------------------------------------
Per Share                                                       $1.67(1)             (1,2)
Total                                                         $17,342,181(1)         (1,2)
----------------------------------------------------------------------------------------------

(1) Estimated, based upon the last reported sale price of our Common Stock on October 25, 2001.

(2) We will receive no part of the proceeds from the sale of the shares described in this Prospectus. All proceeds will go to the Selling
    Stockholders, and the amount set forth above assumes that all Shares described in this Prospectus are sold. To the extent that the shares being sold by the Selling Stockholders represent issuances upon the exercise of warrants, we will receive proceeds equal to the cash exercise price paid by the holders of such warrants. Our estimated expenses in connection with this Prospectus are approximately $109,236.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is             , 2001.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING OR SOLICITATION WITH RESPECT TO THESE SECURITIES BY THE COMPANY TO ANY PERSON WHO MAY BE CONSIDERED TO BE AN UNDERWRITER OR TO ANY PERSON IN ANY STATE IN WHICH SAID OFFERING OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF OR IN WHICH THE PERSON MAKING SAID OFFERING OR SOLICITATION IS NOT QUALIFIED TO ACT AS DEALER OR BROKER OR OTHERWISE TO MAKE SUCH OFFERING OR SOLICITATION.

    WE HAVE AGREED TO FILE AMENDMENTS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART IN ORDER TO INFORM POTENTIAL PURCHASERS OF THE COMMON STOCK OF ANY FACTS OR EVENTS ARISING AFTER THE DATE OF THIS PROSPECTUS WHICH ARE MATERIAL TO SUCH PURCHASER'S INVESTMENT DECISION. WE WILL DISTRIBUTE ANY SUCH AMENDMENTS TO THIS PROSPECTUS TO THE SELLING STOCKHOLDERS AFTER SUCH AMENDMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           FORWARD-LOOKING STATEMENTS

    Certain statement contained in this Prospectus contain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These are statements that do not relate strictly to historical or current facts. Although we believes that our plans, intentions and expectations reflected in such forward looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Such forward-looking statements involve known and unknown risks and uncertainties. Our actual actions or results may differ materially from those discussed in the forward-looking statements. These risk factors are summarized below and are set forth in more detail in this Prospectus under "Risk Factors". All forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below:

    - Our limited operating history makes evaluation of our business and prospects difficult;

    - Our business and prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the market for location services;

    - Our sales cycles are long and our revenue is unpredictable;

    - Our ability to secure additional financing on acceptable terms, as and when necessary may be limited;

    - Our ability improve our technology to keep up with customer demand for new services may be limited;

    - The development cycle for new products may be significantly longer than expected, resulting in higher than anticipated development costs;

    - Our systems and operations may be required to connect and manage a substantially larger number of customers while maintaining adequate performance, which could place a strain on managerial and operational resources;

    - Our ability to expand customer service, billing and other related support systems may be limited;

    - Our ability to retain the services of our key management and to attract new members of our management team may be limited;

    - Our ability to effect and retain appropriate patent, copyright and trademark protection of our products may be limited;

    - Despite the implementation of security measures, our computer networks and web sites may be vulnerable to unauthorized access, computer viruses and other disruptive problems, and any such occurrence could result in the expenditure of additional resources necessary to protect our assets;

    - We may be susceptible to increased competition in the field of location services;

    - We may not have the ability to retire the outstanding convertible notes held by Castle Creek Technology Partners, LLC, pursuant to the terms of the Note Purchase, Modification and Forebearance Agreement, dated as of July 25, 2001, as amended as of September 26, 2001.

    - Our ability to continue to meet the listing requirements of the Nasdaq National Market.

    We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events contained or incorporated by reference in this Prospectus might not occur.
                            ------------------------

    We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we previously filed with the SEC, is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

    We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") (our SEC file number is 000-25205). Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and their copy charges. We maintain a website at http://www.cellpoint.com.

    IN CONNECTION WITH THIS OFFERING, CERTAIN SELLING STOCKHOLDERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION".

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with it, which means:

    - Incorporated documents are considered part of this prospectus;

    - We can disclose important information to you by referring you to those documents; and

    - Information that we file with the SEC will automatically update and supersede this prospectus.

    We incorporate by reference the documents listed below that have been previously filed with the SEC under the Exchange Act:

    - Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, as amended;

    - Description of our Common Stock set forth in our Registration Statement on Form 10SB, as amended, including any subsequent amendment or report filed for the purpose of updating such description.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the common stock offered by this prospectus has been sold:

    - Reports filed under Sections 13(a) and (c) and 15(d) of the Exchange Act; and

    - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting.

    You may request a copy of any filings referred to above, at no cost, by contacting us at the following address:

             CellPoint Inc.
             3000 Hillswood Drive
             Hillswood Business Park
             Chertsey, Surrey KT16 0RS
             England
             Attn: Investor Relations

                              SUMMARY INFORMATION

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT OUR BUSINESS AND THIS OFFERING. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF COMMON STOCK.

OUR BUSINESS

    We focus on the worldwide development, marketing, distribution, sales, implementation and support of mobile location software technology and platforms for digital cellular networks. Our positioning technology, location services platform and the applications of the technology are collectively marketed under the name the "CellPoint System" and CellPoint Mobile Location System ("MLS"). Our applications are marketed under the names "Resource Manager", "Finder!" and, "iMate" in addition to a variety of partner applications.

    The CellPoint System enables users to determine the position of a cellular telephone or mobile device, such as a Personal Digital Assistant (PDA), for use in a broad range of consumer and business applications. The primary location service application areas today include resource management of mobile workforce personnel, friend finding relative to one's own location, personal security services, information and entertainment services. In the resource and fleet management application, companies can view and track their mobile service personnel over the Internet. Information and entertainment services include location-sensitive traffic reports, weather, and concierge information services such as the location of the nearest hotel, cinema, restaurant, bank machine or repair shop. Emergency applications could include locating persons making emergency calls, roadside assistance in the event of vehicle breakdown or location of a disabled or impaired person who may be lost or missing. Friend-finding allows users to maintain buddy lists and view the location of pre-defined, consenting individuals relative to their own location, send messages to these people or call them. Personal security services offer added security to people in higher risk occupations such as night security guards, chauffeurs, tax collectors, health care personnel, postal delivery persons and couriers.

    We were originally organized on February 28, 1997, as Technor
International, Inc., a corporation organized under the laws of the State of Nevada, pursuant to the provisions of General Corporation Law of the State of Nevada. On October 4, 1999, we changed our corporate name to "CellPoint Inc." in order to generate wider name recognition in the business and financial communities. Our Common Stock trades on the NASDAQ National Market under the symbol CLPT. As used herein, "we", "us", "our", "the Company" and "CellPoint" refer to CellPoint Inc. and its subsidiaries

OUR ADDRESS

    Our principal business address and telephone numbers are Kronborgsgrand 7, 164 46 Kista, Sweden, telephone +46 (0)8 633 2700, facsimile +46 (0)8 35 87 90.
We also maintain executive offices at 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey, KT16 0RS, England, telephone +44 1932 895 310. The Company maintains a website at www.cellpoint.com. Information contained in our website is not a part of this Prospectus.

RECENT DEVELOPMENTS

    FRAME AGREEMENT WITH KPN MOBILE N.V. On July 3, 2001, we announced the frame agreement for a group license of our Mobile Location System for operators within the KPN-Group. The contract covers the German operator E-Plus Mobilfunk GmbH & Co. KG and has an option for all operators in the KPN Mobile N.V. group.

    CASTLE CREEK NOTES RESTRUCTURING. On July 25, 2001, the Company and Castle Creek Technology Partners, L.L.P. ("Castle Creek") entered into a Note Purchase, Modification and Forebearance Agreement (the "July Agreement"), pursuant to which the Company agreed to purchase over 90 days for 86% of face value of the then remaining $9.25 million principal amount in convertible notes held by Castle Creek. We agreed to pay $3.0 million to Castle Creek by September 24, 2001 and $4.955 million by October 23, 2001 (of which $1.0 million was paid as a non-refundable deposit on July 25, 2001), plus all accrued and unpaid interest from the original issuance date through October 23, 2001 or, if earlier, the date of the purchase. As part of the transaction, the Company issued to Castle Creek five-year warrants to purchase 500,000 shares of Common Stock, exercisable after one year, at an initial exercise price of $3.14 per share (subject to specified anti-dilution adjustment as set forth in the terms of such warrants). The shares issuable upon exercise of such warrant are to be registered with the Securities and Exchange Commission.

    In addition, we granted to Castle Creek a security interest in our assets (including the assets of our subsidiaries), including our intellectual property. The fixed conversion price of the notes was changed to $4.00 with no floating conversion price if the notes were purchased on a timely basis and we were in compliance with all our other obligations to Castle Creek in all material respects. We also agreed to certain limitations on the terms of future debt and equity financings, which limitations would not apply to a financing that provided the proceeds for the final purchase of the Notes. We granted Castle Creek a full release of all claims and agreed not to disparage Castle Creek; Castle Creek has agreed not to disparage the Company.

    On September 26, 2001, CellPoint and Castle Creek entered into an amendment of the July Agreement to repurchase the convertible notes held by Castle Creek and related maters. Pursuant to the amendment, we paid $2.25 million to Castle Creek on September 26, 2001 for principal and accrued interest. The remaining outstanding convertible notes will be repaid at 100% and are subject to a fixed conversion price of $4.00, and are scheduled to be repurchased on October 1, 2002 for approximately $6.1 million plus accrued interest (and, in the event of a material breach by the Company, such prices will be then subject to specified adjustments by a reset of the fixed conversion price to the lower of (a) the average closing price during the ten-day period beginning five days prior to the date of such non-compliance event, or (b) the lowest price at which our Common Stock or Common Stock equivalents are sold after September 25, 2001, and by the payment of an additional repurchase amount of $2,000,000). The outstanding notes are prepayable in part or in whole at any time, without penalty. The July Agreement, except as modified by the amendment, remains in effect.

    ADDITIONAL FINANCINGS. In September 2001, we closed a private placement for $3.25 million, pursuant to which we issued 3,250,000 shares of Common Stock plus 1,625,000 warrants to purchase shares of Common Stock at an exercise price of $2.25 per share, exercisable for two years. The units were sold to accredited investors pursuant to Regulation 506 under the Securities Act of 1933, as amended (the "Securities Act"). The proceeds from the sale of these units were used to repurchase a portion of the convertible notes held by Castle Creek.

    In September 2001, we also completed an offering pursuant to Regulation S under the Securities Act, in which non-U.S. Persons (as such term is defined in Regulation S), purchased 1,568,144 shares of Common Stock and 784,071 warrants to purchase shares of Common Stock, exercisable at $2.36 per share for two years. The proceeds from the Regulation S offering aggregated $2,071,130, and are being used for working capital.

    In October 2001, we completed the initial closing of a private placement of shares of Common Stock and warrants to purchase Common Stock for $1,300,000; the offering will continue through November 2001 and any additional shares of Common Stock will be registered in an amount equal to any additional shares and warrants sold. We made such offering to accredited investors pursuant to Regulation 506 under the Securities Act. In connection with such offering, we issued 1,238,096 shares of Common Stock, and 619,048 warrants to purchase shares of Common Stock, half of which are exercisable at $3.50 per share for twelve months and the other half of which are exercisable at $5.00 per share for twenty-four months.

    MICRONET. On October 19, 2001, through our Swedish subsidiary, we purchased the remaining 42% of Micronet Mobile Location Services AB ("Micronet"), a company of which we already owned 58%. Consideration for such purchase was US$141,427 which was paid to Micronet AB, the holder of the remaining stake in Micronet, through our issuance of an aggregate of 107,142 shares of Common Stock, and two-year warrants to purchase 53,571 shares of Common Stock at an exercise price of $2.50 per share. Such shares are included in this Prospectus.

    DISCONTINUED OPERATIONS. On February 29, 2000, we acquired all of the capital stock of Unwire AB. Unwire develops systems and equipment for GSM positioning and telematics. We paid the purchase price by issuing to the stockholders of Unwire an aggregate of 1,075,000 shares of Common Stock with a market value of approximately $70.7 million. In the fourth quarter of Fiscal 2001, our Board of Directors determined that the investment required to operate the telematics business segment did not fit in with our longer-term strategic goals. We intend to concentrate all of our efforts and resources in developing and promoting location-based services. We have been unable to identify a purchaser for Unwire.

    On October 9, 2001, Unwire, filed for bankruptcy in Sweden. As a result of the filing, we have effectively ceased all funding of Unwire operations. The bankruptcy courts have appointed a trustee to oversee the disbursement of Unwire's assets and we have effectively lost control of our management and decision making capabilities over Unwire operations.

    We anticipate that CellPoint Systems SA ("Systems SA"), our South African subsidiary, will also file for bankruptcy protection in South Africa. Systems SA operated a research and development facility for the Company. For financial reporting purposes, the telematics portion of Systems SA was already included as part of the discontinued operations reported in our Form 10-KSB, as amended, for our fiscal year ended June 30, 2001. The location services portion of Systems SA was not included in discontinued operations, as those functions will continue to be performed by our Swedish subsidiary. Costs of closing this subsidiary, primarily the write-off of the net receivable from Systems SA, have been accrued in the June 30, 2001 financial statements. The assets, liabilities and results of operations of Systems SA were immaterial to the financial statements of the Company for all periods presented.

THE OFFERING

    The Shares offered pursuant to this Prospectus are shares of our Common Stock beneficially owned by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders, except to the extent that any of the Selling Stockholders exercise their warrants and elect to pay the exercise price in cash.

THE SELLING STOCKHOLDERS

    This Prospectus relates to the registration of the resale of 10,384,540 shares of our Common Stock, beneficially owned by certain of our stockholders (the "Selling Stockholders"). The shares covered by this Prospectus are being registered for resale by the Selling Stockholders as follows:

    - 4,875,000 shares are being registered for sale by purchasers of Common Stock and warrants to purchase Common Stock in a private placement under Regulation D, which closed in September 2001;

    - 2,352,215 shares are being registered for sale by purchasers Common Stock and warrants to purchase Common Stock in a Regulation S offering, which closed in September 2001;

    - 1,857,144 shares are being registered for sale by purchasers Common Stock and warrants to purchase Common Stock in a private placement under Regulation D, which closed in October 2001;

    - 67,451 shares are being registered for sale upon the exercise of warrants issued pursuant to Section 4(2) of the Securities Act;

    - 86,207 shares are being registered for sale by purchasers of Common Stock in a private sale under Section 4(2) of the Securities Act;

    - 985,810 shares are being registered for sale upon conversion of notes and upon the exercise of the warrants held by Castle Creek; and

    - 160,713 shares are being registered for sale by Micronet AB.

    We do not know whether the Selling Stockholders will sell any of the Shares or when or if the Selling Stockholders will exercise their warrants. See "The Selling Stockholders" and "Plan of Distribution".

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD BE LIKELY TO SUFFER. IN THAT CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT.

    We have only a limited operating history on which prospective investors can base an evaluation of our business and prospects. While we have generated limited revenues since July 1999 and substantially increased our revenues during the current fiscal year, we cannot assure prospective investors that we will generate sufficient revenues to fund our operations or that we will be profitable at such level of operations. Our business and prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the market for location services.

WE HAVE A HISTORY OF LOSSES AND WE ANTICIPATE SIGNIFICANT FUTURE LOSSES.

    For the year ended June 30, 2001 ("Fiscal 2001"), our gross revenues from continuing operations increased almost five-fold to $4,111,804, as compared to revenues from continuing operations of $839,003 for the fiscal year ended
June 30, 2000 ("Fiscal 2000"). Virtually all of the Company's revenues came from the European market.

    Loss from continuing operations for Fiscal 2001 was ($16,501,365) versus ($8,164,617) in Fiscal 2000. The loss from continuing operations was larger in Fiscal 2001 because the Company greatly expanded its infrastructure, increased the number of its full-time employees and increased its marketing and selling expenses as the Company sought to commercialize its products and obtain contracts for the sale of its services and products. The Company believes that as a result of the economic downturn in the second half of last year, generally, and in the telecom sector, anticipated orders from network operators may have been delayed.

    On July 25, 2001, the Company announced its intention to sell its telematics division. On October 9, 2001, Unwire, our telematics subsidiary, filed for bankruptcy protection under the laws of Sweden. Under United States generally accepted accounting principles, the results of operations for the telematics division are presented under "Loss from Discontinued Operation" for both Fiscal 2001 and Fiscal 2000. A write off of intangible assets within Unwire resulted in a loss of $52,258,545 attributed to the disposal of "discontinued operations" in Fiscal 2001. The intangible assets were valued initially based on the Company's stock price when Unwire was acquired in February 2000 for 1,075,000 shares and no cash. The majority of the loss on disposal of the "discontinued operations" results from a write-down of these intangibles to their expected net realizable value. The loss from "discontinued operations" of $10,876,197 represents the operating losses of the telematics division for the fiscal year through May 19, 2001, the date of the Board approval for the sale of Unwire. This amount includes depreciation and amortization of $8,067,016.

    Net loss was ($79,636,107) for Fiscal 2001, a majority of which was attributable to the loss on disposal of and loss from discontinued operations of ($52,258,545) and ($10,876,197), respectively. Loss per share from continuing operations was ($1.57), loss per share from discontinued operations was ($5.99) and net loss per share was ($7.56), based on weighted average shares outstanding of 10,532,913, while the Fiscal 2000 loss per share from continuing operations was ($0.93), loss per share from discontinued operations was ($0.42) and the net loss per share was ($1.35)based upon a weighted average of 8,743,630 shares outstanding. The net loss for Fiscal 2000 was ($11,831,260) including the loss from discontinued operations of ($3,666,643).

WE ARE LIKELY TO NEED ADDITIONAL FINANCING IN THE NEXT TWELVE MONTHS.

    We are likely to need additional financing for our future capital needs, which may not be available on favorable terms, if at all. If we are unable to secure sufficient additional financing, we may be forced to suspend our business strategy and/or curtail our operations.

    We may raise such additional capital through additional public or private financings, as well as borrowings and other resources. To the extent that additional capital is raised through the sale of equity or equity-related securities, the issuance of such securities could result in dilution to our stockholders. We cannot be assured that we will have access to the capital markets in the future, or that financing will be available to us on acceptable terms to satisfy our cash requirements. If we cannot obtain the necessary capital, our business and financial condition will be materially adversely affected.

    Under the MarketPlace Rules of the NASDAQ, if we propose to issue (including shares issuable upon exercise of the Warrants) a number of shares in excess of 20% of our outstanding Common Stock and the offering price is less than the market value of our Common Stock as traded on NASDAQ, we are required to obtain prior stockholder approval of such offering. If we are unable to obtain such stockholder approval and are unable to complete the necessary financings, our financial condition will be materially adversely affected.

WE MAY NOT BE ABLE TO REPURCHASE ALL OF THE OUTSTANDING CONVERTIBLE NOTES HELD BY CASTLE CREEK.

    We have an obligation to repurchase the outstanding $6,105,100 of our convertible notes held by Castle Creek by October 1, 2002. However, if we are not in compliance in all material respects with our obligations under the restructured notes, we will be charged a $2,000,000 penalty and the notes will become convertible at the lower of (a) the lowest price of common stock or common stock equivalents sold from September 25, 2001 to the non-compliance event or (b) the average closing price during the ten day period beginning five days prior to the date of the non-compliance event. If we are unable to purchase such notes by that date, we will be in default under our obligations, and the Company's financial condition will be materially adversely affected. Castle Creek has a security interest in all of our assets. In the event of a material non-compliance event Castle Creek may have the right to foreclose on such security interests. See "Summary Information--Recent Developments".

WE DEPEND HEAVILY ON OUR KEY PERSONNEL, AND OUR INABILITY TO RETAIN THEM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

    Our success will depend, in part, on the continued availability of our senior management team, particularly Peter Henricsson, President and Chief Executive Officer, Lynn Duplessis, Executive Vice President, Lars Persson, Chief Executive Officer of CellPoint Europe Limited, and Lars Wadell, Chief Financial Officer. We have employment agreements with each of these executive officers. Mr. Henricsson and Ms. Duplessis are husband and wife. The loss of any of these key employees could have a material adverse effect on our future business and prospects. We believe that all commercially reasonable efforts have been made to minimize the risks that might arise should any of our key personnel depart from the Company. We do not maintain any key man life insurance with respect to any of our executive employees.

AN INVESTMENT IN THE COMPANY MUST BE CONSIDERED SPECULATIVE.

    We cannot assure prospective investors that they will realize a return on their investment or that our stockholders will not lose their investments in the Company in their entirety. In the event we are forced to dissolve or commence insolvency proceedings, any proceeds from the liquidation of our assets will be distributed to our stockholders only after the satisfaction of the claims of our creditors. An investor's ability to recover all or any portion of an investment in our capital stock will depend upon the amount of the dissolution proceeds.

WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS IN THE FORESEEABLE FUTURE.

    We have not paid any dividends on our Common Stock. For the foreseeable future, we anticipate that all earnings, if any, that may be generated from our operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of the Common Stock.

OUR STOCK PRICE MAY BE VOLATILE.

    The trading price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations for reasons including; (i) thin trading volume; (ii) variations in quarterly operating results; (iii) technological innovations; (iv) new sales formats, services by the Company or its competitors;
(v) forecasts by securities analysts; (vi) market conditions; (vii) market valuations of other new technology and Internet companies; (viii) significant acquisitions, strategic partnerships, joint ventures, capital commitments by the Company or its competitors; (ix) changes in key personnel, and other events or factors beyond the Company's control. In addition, the market for Internet-related and technology companies has experienced extreme price and volume fluctuations often unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the Common Stock, regardless of our operating performance.

TO THE EXTENT THAT OUTSTANDING WARRANTS AND OPTIONS ARE EXERCISED, THERE WILL BE AN INCREASE IN THE NUMBER OF SHARES OF OUR COMMON STOCK WHICH MAY HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE.

    As of October 19, 2001, we had outstanding an aggregate of 4,054,626 warrants, with exercise prices ranging from $1.32 to $11.40. The shares issuable pursuant to 3,749,141 warrants are included in this Prospectus; the shares issuable pursuant to the remaining warrants were previously registered with the SEC. In addition, there are 803,100 options outstanding under our Stock Incentive Plan and 518,800 warrants outstanding under our Stock Warrant Plan. These warrants have anti-dilution adjustments as set forth in the terms of the warrants. The exercise of these warrants and options, in part or in full, will significantly increase the number of shares of our Common Stock in the public float, and may, as a consequence, have an adverse effect on the price of our Common Stock.

WE MAY NOT BE ABLE TO MANAGE OUR EXPANDING OPERATIONS EFFECTIVELY.

    We are currently experiencing a period of rapid expansion. Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining adequate performance is unproven. In addition, rapid growth is likely to place a strain on managerial and operational resources. To accommodate this growth, we must accomplish the following:

    - implement new or upgraded operating and financial systems, procedures and controls in many different locations;

    - expand customer service, billing and other related support systems;

    - devise and implement new advertising and marketing campaigns focused on the CellPoint brand and certain of new products and services; and

    - obtain sufficient resources or additional capacity from network operators.

    We may not succeed with these efforts. Our failure to accomplish these goals in an efficient manner could cause expenses to grow and revenues to decline or grow more slowly than expected, and could otherwise have a material adverse effect on our business, financial condition and results of operations.

THE DEVELOPMENT CYCLE FOR NEW PRODUCTS MAY BE SIGNIFICANTLY LARGER THAN EXPECTED RESULTING IN HIGHER THAN ANTICIPATED DEVELOPMENT COSTS.

    The development cycle for our new products may be significantly longer than expected, resulting in higher than anticipated development costs. The complexity of our technology, development difficulties or a shortage of qualified personnel may result in delays to our introduction of new products or services and product or service enhancements. We cannot assure you that (i) we will be able to counter challenges to our current products or services; (ii) our future product and service offerings will keep pace with technological changes implemented by competitors; (iii) our products and services will satisfy evolving preferences of customers and prospects; or (iv) we will be successful in developing and marketing products and services in a timely fashion. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE HAVE NOT YET ACHIEVED FULL MARKET ACCEPTANCE OF OUR PRODUCTS.

    We are currently implementing commercial operations of the CellPoint System for mobile location technology and services. We have commercial agreements in operation in Sweden (Tele2), France (France Telecom), Czech Republic (EuroTel) and Germany (E-Plus). Though we are marketing the CellPoint System throughout Europe, Asia and North America, we cannot assure prospective investors that we will be successful in procuring additional contracts, or that the contracts obtained will be profitable. We also cooperate with numerous technology and telecommunications industry suppliers including application developers and systems integrators. We are seeking additional strategic alliances for distribution and marketing channels to sell the mobile location services to mobile operators and large end-users respectively. We cannot assure prospective investors that the CellPoint System will achieve significant degrees of market acceptance, and that acceptance, if achieved, will be sustained for any significant period or that product life cycles will be sufficient (or substitute products developed) to permit the Company to recover start-up and other associated costs. Failure of the CellPoint System to achieve or sustain market acceptance could have a material adverse effect on our future business, future financial conditions, and future results of operations.

OUR SALES CYCLES ARE LONG AND OUR REVENUE IS UNPREDICTABLE.

    CellPoint's products and services are complex and it typically takes a cellular network operator a significant amount of time to reach a decision to purchase them. We may spend a significant amount of time, effort and expense during a particular period that does not yield any orders during that period or at all. If orders or payments are delayed, then it may be difficult to meet cash flow requirements or obtain credit. Furthermore, deployment of location services by a network operator may take several months and manufacturing delays of our WAS can delay installation. A delay in sales of our products could cause operating results to vary significantly from projected results. The sales of services by the network operators will depend on how quickly the network operator is able to roll-out mobile location services. Since we have no control over the purchase decision or the timing of the roll-out and since we have limited revenue history, it is particularly difficult to predict future revenue and operating results. If the timing and magnitude of future sales are not accurately predicted, then it may be difficult to meet customers' delivery requirements. These problems could impede our growth, restrict our ability to take advantage of new opportunities, and ultimately have a material adverse effect on our financial condition.

WE MAY HAVE DIFFICULTY IDENTIFYING AND FINANCING SUITABLE ACQUISITIONS, JOINT VENTURES OR STRATEGIC ALLIANCES, AND THOSE THAT WE DO COMPLETE COULD ADVERSELY AFFECT OPERATING RESULTS.

    As part of our business strategy, senior management reviews potential acquisitions, joint ventures and strategic alliances that may complement or expand existing business or increase revenues. We may not be able to identify appropriate joint ventures, acquisitions or alliances or be able to finance these transactions successfully once identified. Any failure to identify or finance future transactions may impede our growth.

    Any acquisitions that are completed will be accompanied by the risks commonly encountered with acquisitions of companies, such as the difficulty of integrating the operations and personnel of the acquired businesses, the potential disruption of our business, the assumption of unexpected liabilities relating to the acquired assets, the imposition and maintenance of common standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of difficulties arising out of integration. Furthermore, the value of any business acquired may be less than the amount paid for it if, for example, there is a decline in the position of that business in the relevant market in which it operates or there is a decline in that market generally.

WE MAY ENCOUNTER DIFFICULTIES IN IMPLEMENTING OUR BUSINESS STRATEGY.

    Although we intend to pursue a strategy of aggressive product marketing, development and distribution, implementation of this strategy will depend in large part on our ability to (i) establish a significant customer base and maintain favorable relationships with those customers, (ii) effectively introduce acceptable products to our customers, (iii) obtain adequate financing on favorable terms to fund our business strategy, (iv) maintain appropriate procedures, policies, and systems, (v) hire, train, and retain skilled employees, and (vi) continue to operate in the face of increasing competition. If we are unable to achieve any or all of these goals, we will not be able to successfully implement our business strategy, which could have a material adverse effect on our results of operations and financial condition.

THE PERFORMANCE OF OUR PRODUCTS COULD RESULT IN PRODUCT LIABILITY FOR OUR BUSINESS OR PRODUCT RECALLS.

    We are responsible for product performance and liabilities of our products based on our core technology. We currently have $1.5 million of product liability insurance, but there can be no assurance that we will be able to obtain additional insurance or maintain such insurance on acceptable terms that such insurance will provide adequate coverage against potential liabilities. We face a business risk of exposure to product liability, claims for consequential damages and other claims in the event that the use of our technology and services or the failure of our technology to perform in accordance with specifications is alleged to result in material adverse effects. We cannot assure prospective investors that we will avoid significant product liability exposure or that insurance coverage will be available in the future on commercially reasonable terms, or at all. A loss of insurance coverage or the assertion of a product liability claim or claims would likely materially adversely affect our business, financial condition and results of operations. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the marketing and distribution of the CellPoint System.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND MAY BE SUBJECT TO CLAIMS ALLEGING INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information or prevent others from independently developing or offering similar products or services. Given the global reach of mobile communications, trademarks and other forms of intellectual property could be displayed in countries that offer less intellectual property protection than the United States, Sweden, South Africa and the United Kingdom. Furthermore, although we have and expect to have confidentiality and non-competition agreements with our employees, suppliers and manufacturers, no assurances can be made that such arrangements will be adequate to protect our trade secrets and intellectual property rights.

    We are not aware of any infringement by our technology on the proprietary rights of others and have not received any notice of claimed infringement. However, we have not conducted any investigation as to possible infringement. In addition, we cannot be sure that a third party will not assert an infringement claim in the future, or if asserted, that we will be able to successfully defend against any such claim. Any such misappropriation or claim could have a material adverse effect on our future financial results and/or our ability to operate the business.

OUR COMPUTER SYSTEMS MAY BE SUBJECT TO DISRUPTION.

    Despite the implementation of security measures, our computer networks and web sites may be vulnerable to unauthorized access, computer viruses and other disruptive problems. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches may have to be expended. There can be no assurance that such security measures implemented by the Company will not be circumvented causing viruses, interruptions, delays or a cessation of service to users which could have a material adverse effect on our business, prospects, results of operations and financial condition.

RISKS RELATED TO OUR INDUSTRY

E-COMMERCE BUSINESSES ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES.

    Use of the Internet by consumers is in a relatively early state, and market acceptance of the Internet as a medium for telephone service is subject to uncertainty. The rapid growth of global commerce and the exchange of information on the Internet and other online networks is relatively new and still evolving, making it difficult to predict whether the Internet will prove to be a viable commercial marketplace generally. The Company believes that its future success will depend on its ability to significantly increase revenues, which, in turn, will be materially dependent upon the development and widespread acceptance of the mobile devices as a means to access the Internet and online services. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by sustained growth. In addition, the viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols, the inability to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, the Company's business, results of operations and financial condition would be materially adversely affected. New laws and regulations that impact our industry could increase costs or reduce opportunities to earn revenue.

    We are currently subject to certain regulations specifically aimed at e-commerce and Internet-related services in addition to regulations applicable to businesses in general. In the future, however, we may become subject to additional regulation by local or national regulatory authorities including, among other issues, e-commerce and taxation. Concerns about personal privacy could also result in regulations limiting the use of mobile location services. For example, the European Union (the "EU") has issued a revised telecommunications data protection directive that covers advanced location systems such as the CellPoint System. The revised directive provides that location data may only be used with the consent of the subscriber and that subscribers and users must be provided with a simple means of temporarily denying the processing of their location data. The revised directive, which is not expected to take effect in the EU until 2002, may affect the extent to which network operators are able to use the CellPoint System. If the use of the CellPoint System by network operators is significantly curtailed, we expect a significant adverse impact in our ability to generate revenue.

    In addition to regulations covering CellPoint, the network operators that supply us with capacity are subject to laws and regulations that could cause them to increase our costs or reduce our ability to continue selling and supporting our services.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGES AND CHANGES IN CUSTOMER NEEDS, WE MAY LOSE SALES.

    The wireless industry is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as frequent new product and service introductions. We will need to maintain technological competitiveness, achieve market acceptance and meet an expanding range of customer requirements in order to attract and retain customers and manage customer data effectively.

    Our services are integrated with mobile devices and must also be compatible with the networks of mobile network operators. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards including GPRS and UMTS, or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish the following in a timely and cost-effective manner:

    - effectively use and integrate new mobile technologies;

    - continue to develop and maintain technical expertise;

    - develop applications to adapt to new mobile systems and personal devices;

    - influence and respond to emerging industry standards and other industry developments;

    - effectively market our services; and

    - develop innovative services that continue to satisfy the needs of our customers.

We cannot assure prospective investors that we will be able to achieve these goals and our failure to do so could have a material adverse effect on our future financial results and/or ability to operate the business.

THERE IS NO ESTABLISHED MARKET FOR LOCATION SERVICES.

    The success of our business depends heavily on the development of a market for mobile location products and services. Since this market is new, and its potential is uncertain, there can be no assurances that it will develop or be sustained for a period sufficient to recover start-up and other associated costs. In order to be successful, we need mobile network operators to launch and maintain mobile location services utilizing our location services platform and location applications. Although we intend to market our products aggressively, we cannot assure prospective investors that network operators will accept our products or that consumers will purchase mobile location services from their network operators. If significant sales of location services do not develop, our future financial condition and results of operations may suffer. Our success depends on establishing and maintaining relationships with mobile network operators.

    The primary source of our location services revenue is based on the volume of subscribers using our services through a mobile network operator. Our success depends heavily on the success of mobile network operators in pricing and marketing new location services to their customers. If one or more network operators are unable to gain location services subscribers, then our future earnings may suffer. We also depend on mobile network operators to provide uninterrupted service and we will not be able to satisfy our customers' needs if the network operators fail to provide the required level of service, including bandwidth. In addition, our expenses may increase and profitability could be materially adversely affected if network operators were to increase the prices of their services. Some network operators are, or could become, competitors and, if they become competitors, they may refuse to provide their services to us or only provide them to us on less advantageous terms. This could have a material adverse effect on our future financial results and/or our ability to operate the business.

OUR BUSINESS COULD SUFFER IF MOBILE DEVICES ARE NOT WIDELY ADOPTED FOR INTERNET-BASED SERVICES.

    The success of our business depends in part on the acceptance by the market of mobile devices as a method of accessing the Internet. There are a number of technological and market barriers to the widespread use of mobile devices for this purpose. These barriers include limited display capability, difficulty of data input, slower connection speeds, lack of acceptable security technologies, concerns over privacy and inconsistent quality of service.

ACTUAL OR PERCEIVED HEALTH RISKS ASSOCIATED WITH THE USE OF MOBILE PHONES COULD REDUCE THE NUMBER OF MOBILE USERS.

    We are aware of recent concerns expressed that there may be risks associated with the effects of electromagnetic signals from mobile handsets and transmission masts, which serve as antennae for transmitting radio signals. The actual or perceived health risk associated with mobile communications devices and masts could adversely affect us through a reduction in the number of mobile handset users or a reduction in the average usage per mobile subscriber.

COMPETITION COULD HARM OUR BUSINESS.

    The markets for the location services offered by us are becoming increasingly competitive. If we are unable to either respond adequately to the competitive challenges we face or establish a sustainable competitive advantage, we may lose market share or be forced to lower prices to unprofitable levels. In addition, we have a number of existing and potential competitors, located in various service categories, and may be unable to predict or plan adequately for the strategies of competitors. Accordingly, we may be unable to respond quickly or adequately to the changes in the marketplace brought on by new service offerings and the marketing and promotional efforts of existing or new competitors.

    As many of our agreements with mobile network operators and industrial customers are non-exclusive, competitors may use the same networks in competition with us. It may be possible for competitors to develop technologies, products and services that are more effective than our technologies, products and services or that could render our technology, products and services obsolete and non-competitive. Competitors could include mobile network operators, software developers, systems integrators, media companies, telecommunications manufacturers and Internet portals. Many potential competitors have significantly greater financial, technical, marketing and other resources than we have. No assurances can be made that existing competitors or other companies will not provide services that could be more attractive to consumers or companies than those provided by us or that we will be able to respond adequately to the competitive challenges we face.

WE ARE DEPENDENT ON INTERNATIONAL SALES, AND OUR BUSINESS IS SUBJECT TO THE LOCAL BUSINESS RISKS IN EACH COUNTRY IN WHICH WE DO BUSINESS.

    The majority of the revenue from the sale of our location services will be derived from customers located outside of the United States. Our sales and operations could be subject to certain risks of international trade, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary and branch operations, currency exchange risks and exchange controls, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. Any of these factors could adversely affect our business, financial condition and results of operations.

    Our products may be subject to foreign government standards and regulations that are continually being amended and may vary from country to country. Although we will endeavor to satisfy foreign technical and regulatory standards, there can be no assurance that the CellPoint System terminals will comply in all respects with such government standards and regulations, or changes thereto, or that it will be cost effective for us to redesign our products to comply with such standards or regulations. Our inability to design or redesign products to comply with foreign standards could have a material adverse effect on our business, financial condition and results of operations.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY EXCHANGE LOSSES.

    Our products and services are sold in currencies other than the U.S. Dollar, which makes the management of currency fluctuations difficult and exposes us to risks. Fluctuations in the value of foreign currencies relative to the U.S. Dollar could cause us to incur currency exchange losses. The risk will increase to the extent international revenue increases. The effect of exchange rate fluctuations on future operating results cannot be predicted. We have no experience in entering into currency hedging contracts, and if we use hedging to try to manage any future foreign currency exposure, we may incur hedging-related losses.

RISKS RELATED TO THIS OFFERING

OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

    The market price for our common stock may fluctuate significantly in response to a variety of influences, including the following some of which are beyond our control:

    - variations in quarterly operating results;

    - changes in financial estimates by securities analysts;

    - changes in market valuation of our competitors or perceived competitors;

    - changes in market valuation of companies in the telecommunications industry;

    - announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of Common Stock, including short sales, or termination of stock transfer restrictions;

    - exercise of outstanding warrants; and

    - fluctuations in trading volume, which are particularly common among high technology companies.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD REDUCE THE VALUE OF INVESTORS' INVESTMENT.

    The sale of a substantial number of shares of our Common Stock in the public market could cause a reduction in the market price of our Common Stock. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for securities generally.

    As a result of the limited trading market for our Common Stock, sales by our stockholders of our Common Stock in the public market could materially adversely affect the prevailing market price for our Common Stock and could impair our ability to raise capital through offerings of our equity securities. Any such sales could materially adversely affect the then-prevailing market price for our Common Stock or the ability of our stockholders to sell their shares.

WE MAY NOT BE ABLE TO MAINTAIN OUR LISTING ON THE NASDAQ NATIONAL MARKET.

    Our common stock is currently traded on the NASDAQ National Market and our Swedish Depositary Receipts (evidencing shares of our Common Stock) are traded on the Stockholm OM Exchange. Although we believe that we will continue to meet the criteria necessary to maintain such listings, there can be no assurance that we will be able to do so. To the extent that we do not maintain such listings, our stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. In addition, failure to maintain a listing for our Common Stock may constitute an event of default under the outstanding convertible notes and may make our Common Stock ineligible for use as, or make our Common Stock substantially less attractive as, collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state legal investment laws, as consideration in the financing of future acquisitions of businesses or assets by us, and for issuance by us in future capital raising transactions.

WE MAY NOT HAVE SUFFICIENT AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK IF ALL OF OUR OUTSTANDING DERIVATIVE SECURITIES ARE EXERCISED OR CONVERTED.

    As of October 19, 2001, we had outstanding derivative securities, pursuant to which an aggregate of 6,180,504 shares of our Common Stock may be issued. As of such date, we had issued and outstanding 16,355,543 shares of Common Stock. The Company's Articles of Incorporation only authorize 22,000,000 shares of Common Stock. Accordingly, the Company does not have sufficient authorized but unissued shares of Common Stock to enable the Company to allow the conversion of all of the outstanding derivative securities and to allow the Company to raise additional equity capital. On October 17, 2001, our Board of Directors approved an amendment to our Articles of Incorporation increasing our authorized capital stock to 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. This amendment is being submitted to our stockholders for approval at our Annual Meeting scheduled for December 5, 2001. If such amendment is not approved, then we may be in default under the terms of the outstanding derivative securities. If we are declared to be in default under the notes held by Castle Creek, then Castle Creek may have the right to foreclose on its security interests in our assets.

CERTAIN ANTI-TAKEOVER PROVISIONS MAY PRODUCE RESULTS DISFAVORED BY OUR STOCKHOLDERS.

    Our Articles of Incorporation permit us, without further stockholder action, to issue up to 3,000,000 shares of preferred stock, having such rights and preferences as our Board of Directors may determine. In addition, our Articles and Amended and Restated By-laws contain various provisions that, under certain circumstances, could make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for our Common Stock at a premium, or otherwise adversely affect the market price of our Common Stock.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of any of the Shares by the Selling Stockholders. Some of the Shares included in this Prospectus have not yet been issued, but are issuable upon the exercise of warrants held by certain of the Selling Stockholders, which warrants have exercise prices ranging from $1.32 to $5.00.

    In connection with the exercise of such warrants, each warrant holder may elect to pay the exercise price by (i) cash or check or (ii) net issuance; i.e., cashless exercise. To the extent that a warrant holder elects the net issuance method, we would not receive any cash as a result of such exercise. To the extent that all of the warrant holders pay the exercise price by cash or check, we would receive an aggregate of $10,244,574. Additional proceeds, if any, that we receive from the exercise of the warrants will be used for working capital.

                                    BUSINESS

CONTINUING OPERATIONS

LOCATION SERVICES

    We focus on the worldwide development, marketing, distribution, sales, implementation and support of mobile location software technology and platforms for digital cellular networks. Our positioning technology, location services platform and the applications of the technology are collectively marketed under the name the "CellPoint System" and CellPoint Mobile Location System ("MLS"). Our applications are marketed under the names "Resource Manager", "Finder!" and, "iMate" in addition to a variety of partner applications.

    The CellPoint System enables users to determine the position of a cellular telephone or mobile device, such as a Personal Digital Assistant (PDA), for use in a broad range of consumer and business applications. The primary location service application areas today include resource management of mobile workforce personnel, friend finding relative to one's own location, personal security services, information and entertainment services. In the resource and fleet management application, companies can view and track their mobile service personnel over the Internet. Information and entertainment services include location-sensitive traffic reports, weather, and concierge information services such as the location of the nearest hotel, cinema, restaurant, bank machine or repair shop. Emergency applications could include locating persons making emergency calls, roadside assistance in the event of vehicle breakdown or location of a disabled or impaired person who may be lost or missing. Friend-finding allows users to maintain buddy lists and view the location of pre-defined, consenting individuals relative to their own location, send messages to these people or call them. Personal security services offer added security to people in higher risk occupations such as night security guards, chauffeurs, tax collectors, health care personnel, postal delivery persons and couriers.

    INDUSTRY OVERVIEW

    We believe that location services will play a key role in the mobile Internet and mobile commerce, and that the location component will be a cornerstone in the majority of mobile Internet use. There has been an explosive growth of wireless communications and the Internet, with mobile telephony being the fastest growing technology of all time. Mobile Internet access will offer corporate and mass-market utility in saving time and money. Merrill Lynch (Wireless Internet, June 5, 2000) projects 1.5 billion people will have wireless access to the Internet by 2005. Most experts agree that more people will access the Internet from mobile devices than from fixed computers before 2005. Location-based services are projected to be worth US$38 billion in consumer spending in 2005 and location services are projected to represent 9% of all mobile operator revenues in Western Europe in 2005 (Interactive Entertainment:
Delivering Revenues in the Broadband Era, Schema, July 2001).

    Mobile operators are facing increased competition, lower revenues per user through falling prices and churn among subscribers from one operator to another. Voice services alone have become a commodity service. The key to unlocking further value in the operators' investments in network infrastructure is through offering unique value-added services to attract more customers and more airtime use per customer, improve subscriber loyalty and reduce churn of subscribers. Services such as voice mail, pre-paid subscriptions and short message service
(SMS) are value-added service offerings beyond voice that have become commonplace. Location services can offer operators new value-added services to unlock new revenue potential and differentiate operators from their competitors.

    The industry for mobile location services is still very much in its infancy, but new wireless services are an explosive growth area. It has taken longer than we expected for this industry to "take off', but most experts agree that growth is about to accelerate to massive proportions. We believe that 70% - 80% of mobile phone users will employ location services by 2005, and that the location component is key to using the Internet from mobile devices. Location services for mobile users offer broad utility, and can be grouped into four categories: management and tracking, information, entertainment and security. While the industry is very new, we expect that commercial services with a strong business case for management and service applications will be the first to enter the market, but the mass-market services including information and entertainment services will be much larger over time.

    COMPANY HISTORY

    Effective February 28, 1999, CellPoint acquired technology and intellectual property rights from Novel Electronic Systems & Technologies ("Novel") for the core GSM positioning technology originally developed in South Africa. We own the original core positioning technology, and have the right to use it worldwide, with the exception of sub-Saharan Africa for vehicle tracking applications which are owned by Matrix Vehicle Tracking (Pty) Ltd., a corporation organized under the laws of South Africa ("Matrix"). The GSM positioning technology was originally commercialized by Wasp and Matrix, and has been in commercial use in South Africa for more than four years. There are more than 28,000 commercial users of the original technology in South Africa. We have entered into a cooperation agreement with Matrix whereby Matrix has made available to us its knowledge and know-how regarding GSM positioning applications, strategies and service delivery.

    CellPoint has subsequently developed Mobile Location System ("MLS"), a third generation location platform that works with all GSM phones in all GSM, GPRS and UMTS networks regardless of network infrastructure, and without overlays or modifications to the network.

    CORE BUSINESS

    CellPoint's mission is to be the global leader in providing location-enabling solutions toward GSM/ UMTS operators and service providers.

    CellPoint's core business is to provide location system software, including location platforms, selective location technology and selective location applications. Core operations are Product Portfolio Management, Systems Management, Product/Systems Development, Systems Verification, 2nd and 3rd line support, marketing and direct touch/partner sales and sales support. Non-core operations are supply and support of hardware (e.g. computer platforms), 1st line support, volume sales, development of applications, and systems integration.

    CellPoint provides strong solutions in all layers--the positioning technology, the middleware and the location applications--and provides open interfaces for third party development through our Location Developers' Zone ("LDZ").

    The clear requirement for third generation/UMTS terminals to operate in GSM networks and the need for a combination of high-accuracy positioning methods coupled to technologies offering high-position availability has lead CellPoint systems to develop a location platform offering a powerful combination of Assisted Global Positioning System ("A-GPS") and Cell-based positioning for trusted clients at a very competitive price to the operator. The solutions offer full support for inter-network roaming.

    In order to support 3rd party applications as well as trusted applications, CellPoint offers a middleware platform, Mobile Location Broker ("MLB") handling anonymity, end-user privacy management and geo-server support with centralized map rendering, routing, geo-coding and reverse geo-coding. This platform can be placed in a separate security zone to the positioning platform, giving flexible support for operator security requirements.

    Progressive mobile operators are already launching location-based services, opening up the market and motivating others to invest in a competitive environment. Most are looking at location as a core business and will require the type of carrier-grade, high-capacity and secure systems which fall within CellPoint's product roadmap.

    APPLICATIONS AND LOCATION TECHNOLOGY PLATFORM

    Evolving GSM and UMTS standards will open up competition between providers for system layers in location-based systems, creating a clear division between location platforms and location applications.

    NETWORK-BASED LOCATION PLATFORM. In September 2000, CellPoint announced a new location platform, CellPoint Mobile Location System (MLS), capable of locating any subscriber in a GSM network. MLS is a network-based solution that works across multi-vendor GSM and UMTS infrastructures and does not require any network upgrades or overlays. MLS is the central software node in a location services system. It has open APIs and integrates location technologies with applications, services, mapping, content terminals and browsers.

    With CellPoint's MLS platform, mobile operators will be able to move transparently from GSM to UMTS. MLS provides seamless migration from second generation GSM networks to third generation ("3G") UMTS networks; this allows 3G operators to offer location services in an effective manner during the build-up phase of their networks, considerably enhancing the initial service offering for 3G operators.

    CellPoint had already developed and deployed commercial location technology using the Subscriber Identity Module (SIM) card on standard phones. MLS is the latest CellPoint development and does not require a specially programmed SIM card or WAP phone and is targeted at mass-market location services such as friend finding and information services.

    In March 2001, we announced our first installation of MLS with E-Plus, one of the leading mobile operators in Germany. E-Plus demonstrated new location services using MLS at the CeBIT technology exhibition in Germany in March 2001.

    RESOURCE MANAGER. Our Resource Manager is a valuable tool for fleet and personnel managers such as service and repair companies, sales organizations, courier and shipping agencies, coach companies, taxi services, car rental agencies, delivery firms, railroad companies, etc., that want to manage their mobile resources and assets more effectively. The communication and positioning system will help fleet owners to optimize routes and allocate resources. Customers of these organizations can also benefit from increased information being made available to them through the delivery of new location services, such as when to expect a delivery, installation or service repair person. While we believe that the potential cost savings for fleet owners and personnel managers using the CellPoint System are significant, we have not had extensive experience yet in the commercial use of these products.

    Our first commercial agreement was signed in April 1999 with Tele2, a GSM network operator in Sweden, for positioning services for GSM mobile phones. A similar system was delivered to France Telecom Mobiles and announced on July 13, 2000 where France Telecom Mobiles licensed CellPoint's location platform and one location services application, Resource Manager.

    On October 9, 2000, we announced a commercial agreement with EuroTel Praha spol sro. of the Czech Republic for our MLS platform and applications. EuroTel, using CellPoint's latest location-based service technology, is able to offer its customers our Resource Manager service based on their current mobile phones and SIM cards.

    FINDER! Finder! is designed for and targeted to the mass consumer market. It allows users to maintain buddy lists and view the location of pre-defined, consenting individuals relative to their own location, send messages to these people or call them. We believe Finder! offers both entertainment value as well as practical value for consumer and business users.

    IMATE. iMate addresses the broadest range of needs in mass-market mobile use. iMate is both a full-featured information service for mobile users and a powerful content collector and integrator. Information can be sourced from any number of websites or databases. Internet content and geographical information is delivered to users based on their location. Content delivered includes weather and traffic reports to personal navigation, proximity services, and concierge services. Information is structured in a navigable hierarchy to optimize ease of use. Through the integrated use of mobile device positioning and profiling, the user has a very powerful and user friendly tool to simplify everyday life or to get more out of a visit to an unfamiliar area.

    PERSONAL SECURITY. This service concept is based on mobile positioning technology and allows personalized user profiles in case of emergency or threat. In a distressed situation, the user may press predefined buttons on the mobile phone. The phone sets up a voice call to an alarm center and sends positioning information for the caller to the alarm center via CellPoint's location services platform. The caller's position is shown to the operator on a digital map. Each user makes an action plan when he or she subscribes to the service. The action plan can contain medical information about blood type or allergies, contact persons at work or home and other information such as hazardous cargo the person may be transporting. With this information at hand, the emergency operator has the caller's location and a much better chance to provide the distressed person with the appropriate assistance.

    STANDARDS

    All GSM phones support the CellPoint MLS technology today. As GSM standards open up for competition between system layers in location-based systems, a clear division between location platforms and location applications will develop over time. CellPoint provides systems in all layers--the positioning technology, the middleware and the location applications--and provides open interfaces for third party development. Operating entirely within GSM, Internet and WAP standards, CellPoint's location technology and services platform require no network add on or overlay and work in any GSM network regardless of infrastructure vendor or vendors, allowing for worldwide roaming capabilities.

    We contribute to the setting of standards through our membership and participation in the WAP Forum (we also hold the Secretary position for Location Services), ETSI (European Telecommunications Standards Institute, "ETSI") and the Location Interoperability Forum ("LIF") where we chair the Mobile Location Protocol/Application Programming Interface (MLP/API) definition group.

    The United States Federal Communications Commission (the "FCC") adopted a ruling in June 1996 (Docket No. 94-102) that mandates all cellular telephone carriers to provide location information on all 911 calls by October 2001; however no carriers were in compliance with the mandate as of October 1, 2001. We believe that other countries may mandate similar requirements in the future.

Even without such additional regulations, we believe that many cellular carriers are interested in providing new value-added services incorporating cellular location such as the services available from CellPoint.

    SYSTEM COMPONENTS

    CellPoint is an end-to-end developer, supplier and enabler of mobile location software technology and platforms. CellPoint provides systems in all layers--the location technology, the middleware and the location applications. CellPoint's location technologies utilize standard GSM functionality that is already supported by all major GSM infrastructure suppliers today. The main components of the technology are the CellPoint Mobile Location System and the Mobile Location Broker. These third generation location platforms support our location technology, provides open interfaces aligned with third generation standards and is designed to support all or most location technologies expected to reach commercial success in the future. It is through the platforms that all operations and services run.

    The Mobile Location System provides a generic location and messaging platform that can be shared by several different applications, such as Finder!, iMate or Resource Manager. In order to support third party applications as well as trusted applications, CellPoint offers a middleware platform, Mobile Location Broker, which handles anonymity, end-user privacy management and geo-server support with centralized map rendering, routing, geo-coding and reverse geo-coding. This platform can be placed in a separate security zone to the MLS positioning platform, giving flexible support for operator security requirements. The application servers utilize the Mobile Location System through an Application Programmers Interface (APIs), which enables location of a mobile terminal using a uniform protocol that is independent of the type of location provider used. CellPoint also makes the API available to other application developers who can then deliver their location-based services through CellPoint's platform. There are a number of third party developers already doing this, which will provide us with even more applications which the GSM operators can offer their subscribers. A positioning server is attached to the Mobile Location System, as are the map servers, dedicated terminal servers and other databases.

    The CellPoint System utilizes:

    - A standard, unmodified GSM, GPRS or UMTS cellular network;

    - Proprietary server system, the CellPoint Mobile Location System, (server hardware and software) interacting with the GSM cellular network operator's system, placed at the operator's site, at CellPoint's premises or third party premises;

    - A standard GSM cellular phone, WAP phone other GSM mobile device;

    - Application software; and

    - The Internet.

    The server consists of a number of computers that manage the traffic between the GSM network and the application software. It is designed to handle large quantities of messages used in complex applications. The Mobile Location System manages the communication processes, including routing of messages, calculation of positions, database management and bi-directional message confirmation. Remote billing features are also integrated. The CellPoint Mobile Location System is a high-capacity platform that is fully scaleable and provides carrier-grade availability.

    Application software has been developed based on market and customer driven principles. Normally these applications provide a graphical or text interface to display positions on a computer terminal or mobile phone and can also present information relative to another person's position. Tracking features are also supported as well as remote updating of message text for defined users. Information services relative to a user's location are also supported through application software.

    BUSINESS STRATEGY AND COMMERCIAL APPLICATIONS

    Our business strategy is to provide mobile location software technology and platforms enabling location service applications in target markets around the world. We begin with installing the CellPoint location services platform with a GSM cellular network operator. The network operator, or a third party, will then market selected location services as value-added services offered to the end-users of the cellular network. We can potentially earn revenues through
(i) sale of functionality licenses to network operators for our platforms with a fixed price for the first capacity level and subsequent increases for additional capacity, (ii) percentage or fixed price participation in the revenue streams resulting from the new services offered by the network operator, (iii) usage revenues from service providers, based on transaction volumes or time frames,
(iv) sale of the CellPoint System to strategic partners where partners are licensed to operate the technology in a specified geographic area,
(v) maintenance and upgrade fees, (vi) consulting and professional services, and
(vii) programming interfaces.

    We are currently running pilot projects and technology evaluations with cellular network providers for mobile location services throughout Europe and other parts of the world. We cannot assure our stockholders that any of these pilot projects will result in the execution of definitive contracts for our products and services. We cannot rely on the anticipated revenue from these projects to meet our current growth and expense projections. There can be no assurance that the CellPoint System will achieve a significant degree of market share, and that such acceptance, if achieved, will be sustained for any significant period or that life cycles of that technology will be sufficient (or substitute products available) to permit us to recover start-up and other associated costs.

    We are also cooperating with numerous companies of all sizes in the areas of marketing and sales, distribution, application development, standards setting, systems integration and installation and support.

    COMPETITION

    The wireless industry continues to undergo rapid change, and competition is intense and is expected to increase. We are aware that other companies and businesses market, promote and develop technologies and products that could be competitive with or are functionally equivalent to those that we have. We expect that companies or businesses that may have developed or are developing such technologies and products, as well as other companies and businesses that have the expertise which could encourage them to develop and market competitive products and technologies, may attempt to develop technologies and products directly competitive with ours. Many of these competitors have greater financial and other resources than we have.

    Although we believe that the CellPoint System is unique, there can be no assurances that other companies will not introduce similar or more advanced technologies. The location services market can be divided into three parts,
(i) the location technology, (ii) the location platform and (iii) the applications. We are active in all three areas.

    TECHNOLOGY. There are two different types of positioning technologies: handset-based and network-based. Our technology was originally handset-based positioning technology, but we have also developed MLS which is a unique integrated network-based solution. Our positioning technologies are all software-based with no need for hardware overlays or add-ons to an operator's network.

    Network-based solutions can be divided into overlay systems and integrated solutions. Most competitors have pursued overlay systems. These systems are very costly and time-consuming to implement, since they require hardware changes and/or add-ons to the network. We are not aware of the implementation of a commercial overlay system to date. Most companies in the industry pursued network-based overlay system location technology solutions subsequent to a mandate by the FCC in the United States in 1996. The FCC mandate required that all mobile phones be positioned by

October 2001, irrespective of the type or vintage of phone. This led companies to pursue network-based overlay location technologies. As of October 1, 2001, no US carriers were in compliance with the FCC's mandate.

    In September 2000, we announced a network-based solution to position any cellular phone in a GSM network, regardless of age of the phone or network infrastructure supplier. This new technology developed by us is called MLS and is an integrated software-only solution for network-based positioning and now extends our location service applications to all mobile GSM users.

    Handset-based technologies can require new model phones, programmed SIM cards or use of WAP phones to be positioned. Our positioning technology was originally developed out of the need to track stolen cars. The concept was to utilize information that was already in existence in a GSM network and have a "smart terminal" that could gather sufficient information from the network and allow a server system to calculate the location very quickly.

    In November 1998, we announced the capability to position normal cellular phones. The technology from the special terminals could now be utilized in normal mobile phones with a standard SIM card containing a program developed by CellPoint, which opened up a vast market for us for new location services. Location services for normal mobile phones are the focus of our developments and service offerings today.

    We believe that the technology and applications offered by CellPoint have distinct advantages over other systems currently being marketed by other companies. For instance, another handset-based solution is built on Global Positioning System (GPS), which uses satellites to determine an X,Y position. GPS requires free line of sight to a minimum of three satellites. We view GPS not as a competing technology but rather complementary to our offerings. GPS provides excellent location coordinates, but our engineers' research has shown that it is insufficient as a stand-alone solution for location services for mobile phones.

    A-GPS is a new technology is a relatively new system that improves the functionality and performance of GPS by integrating the classic GPS information with sophisticated geographic software and mobile/cellular network information. We believe network operators will implement A-GPS solutions over time as the technology becomes commercially available. A-GPS is a complementary positioning technology to today's enhanced Cell-identification technology and our MLS platform is designed to work with A-GPS when it is commercially available. In August 2001, we announced a strategic partnership with SiRF Technology, Inc., a leading developer of location technology based on GPS, to deliver a platform to GSM operators that provides highly accurate location information to mobile users in any environment.

    Network-assisted GPS enhances GPS availability but it is widely accepted that it will not be not sufficient for mass commercial location services because users demand location functionality 100% of the time. GPS-equipped mobile phones have started limited commercial availability in 2001, albeit as a very limited percentage of the total mobile device market and more of a niche offering. We support GPS and A-GPS today and we view A-GPS as an excellent complement to the CellPoint System. We believe that a roadmap that involves CellPoint's enhanced Cell-ID solution in the short-term, and then when A-GPS handsets are widely available, a combination of enhanced Cell-ID/A-GPS will be the ideal solution for mobile operators and end-users of location-based services.

    LOCATION SERVICES PLATFORM. We view ourselves primarily as enablers of location technology and services. Our location services platforms are the "middleware" in the total solution. MLS and MLB are fully GSM-compliant, thus work with all GSM networks, regardless of infrastructure supplier, and also work in multi-vendor infrastructure environments. We believe that there will be multiple positioning technologies available in the future and no single one will be most suitable in all cases. Consequently, our Location Services Platform will support all or most positioning technologies expected to reach commercial success. Middleware vendors, such as SignalSoft and Ericsson have begun to market location platform solutions. Many others are expected to come to market in the future, but we believe that our ability to offer an end-to-end solution to GSM operators will give us a significant time advantage in deploying our platform. We also intend to cooperate with these companies to increase the number of applications being offered to the operators.

    APPLICATIONS. Today, we are focusing on mobile location software technology and platforms. We have open APIs (Application Programmers Interface) available to partners that are developing location-based applications through our Location Developers' Zone. We expect that, in the next few years, hundreds of applications will be delivered via our platform, with the majority being developed by other companies using our APIs.

    RESEARCH AND DEVELOPMENT

    In Fiscal 2001, we spent approximately $5,000,000 on development activity, of which approximately $790,000 has been capitalized. We spent approximately $2,431,000 on research and development activities in Fiscal 2000, of which none was capitalized. Our personnel have substantial experience in the areas of GSM and UMTS architecture, SS7 signaling, positioning technologies, WAP, Mobile Internet, Unix and Windows.

    Development projects are carried out in-line with the time-to-market process that span from pre-studies to first customer application and roll-out. The process provides activity and documentation guidelines, management decision points, configuration management, testing and release control. No product or application development is finalized without a commitment from at least one operator or customer.

    EMPLOYEES

    At September 30, 2001, we had 130 full-time employees and 30 consultants in the location services area. Of the total 130 employees, 84, 25 and 21 were employed in Sweden, England and South Africa, respectively. None of our employees is represented by a labor union. We consider our relations with our employees to be very good.

    TRADEMARKS AND PATENTS

    CellPoint is maintaining and building a patent portfolio within its defined target markets in order to maximize competitiveness and to avoid infringements on other parties' technical solutions. The existing portfolio consists of approved location technology patents and a number of filed location technology, middleware and application patents. Since 1997, the Company has applied for several patents for the CellPoint System; most of which are currently pending; three of which have been accepted. In addition, we have applied for more than 20 additional patents with respect to our technologies.

    We believe that the complexity involved in developing these technologies offers considerable protection against similar developments. Our technologies have been under development for more than five years and are continually being refined and improved.

                            DISCONTINUED OPERATIONS

UNWIRE AB AND TELEMATICS OPERATIONS IN CELLPOINT SOUTH AFRICA

    On February 29, 2000, we acquired all of the capital stock of Unwire AB. Unwire develops systems and equipment for GSM positioning and telematics. We paid the purchase price by issuing to the stockholders of Unwire an aggregate of 1,075,000 shares of Common Stock with a market value of approximately
$70.7 million. In the fourth quarter of Fiscal 2001, our Board of Directors determined that the investment required to operate the telematics business segment did not fit in with the Company's longer-term strategic goals. We intend to concentrate all of our efforts and resources in developing and promoting location-based services. We have been unable to identify a purchaser for Unwire.

    On October 9, 2001, our subsidiary, Unwire, filed for bankruptcy in Sweden. As a result of the filing we have effectively ceased all funding of Unwire operations. The bankruptcy courts have appointed a trustee to oversee the disbursement of Unwire's assets and we have effectively lost control of its management and decision making capabilities over Unwire operations.

    We anticipate that CellPoint Systems SA ("Systems SA"), its South African subsidiary will also file for bankruptcy. Systems SA operated a research and development facility for the Company. The telematics portion of Systems SA has already been included in the discontinued operations. The location services portion of Systems SA is not included in discontinued operations, and those functions will continue to be performed by the Company's Swedish subsidiary. Costs of closing this subsidiary, primarily the write-off of the net receivable from Systems SA, have been accrued in the June 30, 2001 financial statements. The assets, liabilities and results of operations of Systems SA were immaterial to the financial statements of the Company for all periods presented. At September 30, 2001, there were 40 full-time employees in the business area of telematics, of which 25 were employees of Unwire and 15 were employees in CellPoint South Africa.

                           DESCRIPTION OF SECURITIES

    We are authorized to issue 22,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). As of October 19, 2001, 16,355,543 shares of our Common Stock were issued and outstanding and no shares of preferred stock were outstanding. On October 17, 2001, our Board of Directors approved an amendment to our Articles of Incorporation increasing our authorized capital stock to 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. This amendment is being submitted to our stockholders for approval at our Annual Meeting scheduled for December 5, 2001. If such amendment is approved at the Annual Meeting, we will file such amendment immediately thereafter with the Secretary of State of Nevada.

COMMON STOCK

    The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by those stockholders. There is no cumulative voting with respect to the election of directors of the Company, with the result that the holders of more than 50% of our Common Stock voted for the election of directors can elect all of those directors. The holders of our Common Stock are entitled to receive dividends when, as, and if declared by the Company's Board of Directors from funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of the Company's liabilities and after provision has been made for each class of stock, if any, having preference over our Common Stock. Holders of shares of our Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

    NONCUMULATIVE VOTING

    The holders of shares of our Common Stock will not have cumulative voting rights, which means that the holders of more than 50% of our outstanding Common Stock, voting for the election of directors of the Company, may elect all of the directors of the Company to be elected, if they so desire, and, in such event, the holders of our remaining Common Stock may not be able to elect any of the Company's directors.

    REGISTRATION RIGHTS

    Holders of shares of our Common Stock are not entitled to rights with respect to the registration of such shares under the Securities Act. The Shares being sold by the Selling Stockholders pursuant to this Prospectus have been registered pursuant to registration rights granted by the Company to the Selling Stockholders.

    Pursuant to a Registration Rights Agreement with Castle Creek, we agreed to register the shares that may be issuable upon conversion of the notes and the exercise of the warrants issued to Castle Creek. Of the shares included in this Prospectus, 985,810 shares are registered for the benefit of Castle Creek. In addition, we agreed to register such number of additional shares as may become issuable pursuant to the anti-dilution provisions of the notes and the warrants issued to Castle Creek, and shares issuable pursuant to warrants.

    DIVIDENDS

    Whether or not we pay any dividends in the future will be determined by our Board of Directors, in its discretion, and will depend among other things, upon our earnings, our capital requirements, and our financial condition, as well as other relevant factors. We have not paid or declared any dividends to date. We intend to retain any earnings for the operation and expansion of its business and do not anticipate paying cash dividends in the foreseeable future.

PREFERRED STOCK

    We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Or Articles of Incorporation currently provide that shares of Preferred Stock must be non-voting. On October 17, 2001, our Board of Directors approved an amendment to our Articles of Incorporation increasing the authorized number of shares of Preferred Stock from 3,000,000 to 10,000,000 and allowing the Board of Directors to determine what voting rights, if any, the shares of Preferred Stock will have. This amendment is being submitted to our stockholders for approval at our next Annual Meeting, scheduled for December 5, 2001. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with liquidation privileges, dividend, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of issuance, our Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

CASTLE CREEK CONVERTIBLE NOTES AND WARRANTS

    On December 6, 2000, the Company and Castle Creek entered into a Securities Purchase Agreement pursuant to which the Company issued to Castle Creek 6% convertible notes in the aggregate original principal amount of $10,000,000 and five-year warrants to purchase up to 210,526 shares of Common Stock. The notes are not convertible and the warrants are not exercisable to the extent that, after giving effect to such conversion and exercise, Castle Creek would be the beneficial owner of more than 4.99% of the outstanding shares of the Company's Common Stock at any time. On July 25, 2001 and September 26,2001, the Company and Castle Creek restructured the terms for repurchase of the notes pursuant to which (a) we paid $2.25 million to Castle Creek for principal and accrued interest, (b) we agreed to repurchase the remaining outstanding convertible notes at 100%, (c) the convertible notes are subject to a fixed conversion price of $4.00, and are scheduled to be repurchased on October 1, 2002 for approximately $6.1 million plus accrued interest (subject to specified adjustments in the event of a material breach by the Company), and (d) we granted to Castle Creek a security interest in our assets (including the assets of its subsidiaries), including our intellectual property. See "Summary Information--Recent Developments".

STOCK INCENTIVE PLAN

    We have adopted a stock incentive plan (the "Plan"). Pursuant to the provisions of the Plan, 2,000,000 shares of the Company's Common Stock are reserved for issuance upon exercise of options. The Plan is designed to retain qualified and competent officers, employees, and directors of the Company.

    The Company's Board of Directors, or a committee thereof, shall administer the Plan and is authorized, in its sole and absolute discretion, to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company. Options will be granted pursuant to the provisions of the Plan on such terms and at such prices as determined by the Company's Board of Directors. The exercise price will not be lower than the closing price on the date the options are issued, or if such prices are not available, at the fair market value as determined by the Board of Directors. Options granted under the Plan will be exercisable after the period specified in the option agreement. Options granted under the Plan will not be exercisable after the expiration of ten years from the date of grant. The Plan will also authorize the Company to make loans to optionees to enable them to exercise their options. During our fiscal year ended June 30, 2001, 192,600 options were exercised, 250,300 were cancelled, and 244,900 options were granted. There were 803,100 options outstanding as of October 15, 2001. To date, the Company has not issued any stock appreciation rights.

STOCK WARRANT PLAN

    We have adopted a stock warrant plan (the "Warrant Plan"). Pursuant to the provisions of the Warrant Plan, eligible employees, consultants and affiliates will be given the opportunity to purchase warrants, which warrants can be exercised, upon vesting, to purchase shares of the Company's Common Stock. An aggregate of 1,000,000 shares of the Company's Common Stock have been reserved for issuance pursuant to the Warrant Plan. On October 17, 2001, our Board of Directors adopted an amendment to the Warrant Plan increasing the number of shares authorized to be issued under the Warrant Plan to 1,500,000. This amendment is being submitted to our stockholders for approval at our next Annual Meeting of Stockholders scheduled for December 5, 2001. The Plan is designed primarily to retain qualified and competent officers and employees.

    The Board of Directors of the Company, or a committee thereof, shall administer the Plan and is authorized, in its sole and absolute discretion, to grant options thereunder to all eligible employees, consultants and affiliates including the Company's officers and directors (whether or not employees). Warrants will be sold to eligible persons at prices determined by independent appraisers to be fair market prices at the time of such sale. Each warrant will have an exercise price equal to no less than either 125% or 150% of the closing price of the Company's Common Stock on the date immediately preceding the date of sale. Each warrant sold pursuant to the Warrant Plan will be subject to a vesting period as determined by the Board of Directors, and will expire no later than five years from the date of issuance. To date, warrants with respect to an aggregate of 518,800 shares have been sold.

TRANSFER AGENT

    The Transfer Agent for our Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, California 91204, telephone 818-502-1404.

                            THE SELLING STOCKHOLDERS

    The persons listed below are the Selling Stockholders:

                                                                                               AMOUNT OF
                                                NUMBER OF     PERCENTAGE OF                   COMMON STOCK
                                                SHARES OF      BENEFICIAL                      TO BE HELD
                                               COMMON STOCK     OWNERSHIP      AMOUNT OF     AFTER OFFERING
                                               BENEFICIALLY      BEFORE       COMMON STOCK         IS
NAME OF SELLING STOCKHOLDER                       OWNED         OFFERING       REGISTERED     COMPLETED(1)
---------------------------                    ------------   -------------   ------------   --------------
Advanced Equities, Inc.......................       10,286(7)    *                 10,286             0
Agner, Torsten...............................        2,523(3)    *                  2,523             0
Akelius Inc, Sundqvist.......................       73,168(3)    *                 73,168             0
Alve Andersson Pension.......................        3,000(3)    *                  3,000             0
Anderson, Michael H. & Anderson, Florence
  A..........................................       35,716(4)    *                 35,716             0
Andersson, Mats..............................        9,821(3)    *                  9,821             0
Anima America................................       21,428(4)    *                 21,428             0
Anima Fondattivo.............................       21,428(4)    *                 21,428             0
Anima Fondo Trading..........................       28,572(4)    *                 28,572             0
Bank of N.Y. (P-O Olsson c/o Joelle Kuster...       21,408(3)    *                 21,408             0
Banque Carnegie c/o Joelle Kuster............       21,000(3)    *                 21,000             0
Benckert, Catarina...........................       24,000(3)    *                 24,000             0
Benckert, Vicki..............................       24,000(3)    *                 24,000             0
Benkert, Lennart.............................       73,168(3)    *                 73,168             0
Bergli, Arne.................................       25,227(3)    *                 25,227             0
Bergli, Arne.................................       15,237(3)    *                 15,273             0
Bernhall, Christer...........................       18,711(3)    *                 18,711             0
Biocentura AB................................       15,000(3)    *                 15,000             0
Capra, Chris.................................       12,857(6)    *                 12,857             0
Casarina Investments Ltd.....................      750,000(2)      4.5%           750,000             0
Castle Creek Technology Partners LLC.........      816,141(5)       (5)           985,810             0
Chapel Holdings Ltd..........................    1,125,000(2)      6.7%         1,125,000             0
Dagbjartsson, Eggert.........................      128,572(4)    *                128,572             0
Dahlman, Hans................................        2,625(3)    *                  2,625             0
Danielsen, Annemarie.........................       36,584(3)    *                 36,584             0
Eide, Ragnar.................................        4,500(3)    *                  4,500             0
Engstrand, Helena............................       24,390(3)    *                 24,390             0
Foster, Sandra J.............................       42,857(4)    *                 42,857             0
Fotogr Karkkaninen AB........................       48,779(3)    *                 48,779             0
Gerard Klauer Mattison & Co., Inc............       86,207       *                 86,207             0
Gustafson, Rolf..............................        3,750(3)    *                  3,750             0
Hayes, Robert M..............................       85,715(4)    *                 85,715             0
Heijdenberg, Anders..........................       15,000(3)    *                 15,000             0
Hein, Curt...................................        4,286(6)    *                  4,286             0
Holm, Lars...................................       48,779(3)    *                 48,779             0
Hughes Holdings, LLC.........................       71,429(4)    *                 71,429             0
Jalmestig, Lars..............................       12,195(3)    *                 12,195             0
Johannesson, Eskil...........................       97,557(3)    *                 97,557             0
Johansen, Kim................................       15,000(3)    *                 15,000             0
Karkkaninen, Lasse...........................       24,390(3)    *                 24,390             0
KBTSKRF Forlag AB............................       16,500(3)    *                 16,500             0
Kessler Family Ltd. Partnership..............      285,714(4)      1.7%           285,714             0
Kessler, Irvin...............................      142,858(4)    *                142,858             0

                                                                                               AMOUNT OF
                                                NUMBER OF     PERCENTAGE OF                   COMMON STOCK
                                                SHARES OF      BENEFICIAL                      TO BE HELD
                                               COMMON STOCK     OWNERSHIP      AMOUNT OF     AFTER OFFERING
                                               BENEFICIALLY      BEFORE       COMMON STOCK         IS
NAME OF SELLING STOCKHOLDER                       OWNED         OFFERING       REGISTERED     COMPLETED(1)
---------------------------                    ------------   -------------   ------------   --------------
Kopriwa, Mikael..............................       24,390(3)    *                 24,390             0
Larsson, Gert................................      498,945(3)      3.0%           498,945             0
Lefwander, Anette............................       48,779(3)    *                 48,779             0
Lefwander, Johan.............................       48,779(3)    *                 48,779             0
Lindberg, Olof...............................       74,633(3)    *                 74,633             0
Lindqvist, Lars..............................        1,500(3)    *                  1,500             0
Lindstrom, Bertil............................        3,000(3)    *                  3,000             0
Lindstrom, David.............................        4,500(3)    *                  4,500             0
Macco Investments............................      750,000(2)      4.5%           750,000             0
Maklin, Anders...............................       12,567(3)    *                 12,567             0
Marassa, Robert..............................       12,143(6)    *                 12,143             0
Massner, Ronald W............................       71,429(4)    *                 71,429             0
Mattsson, Jan................................       12,613(3)    *                 12,613             0
MBS Holdings, LLC............................       35,716(4)    *                 35,716             0
Michaelsen, James B..........................       71,429(4)    *                 71,429             0
Micronet AB..................................      160,713(8)    *                160,713             0
Moore, Michael...............................      177,858(4)      1.1%           142,858        35,000
Morner, Fredrik..............................       15,000(3)    *                 15,000             0
Moss, Jeffrey................................       12,857(6)    *                 12,857
Olsson, Per-Ove..............................       49,104(3)    *                 49,104             0
Over the Hill Ltd............................       71,429(4)    *                 71,429             0
Pazdan, Paul.................................       35,716(4)    *                 35,716             0
Pegenius, Anders.............................        3,000(3)    *                  3,000             0
Persson, Ulf.................................        6,000(3)    *                  6,000             0
Petersen, Finn (DK)..........................       24,552(3)    *                 24,552             0
Peterson, Dominik............................       24,552(3)    *                 24,552             0
Peterson, Dominik............................       23,448(3)    *                 23,448             0
Peterson, Margareth..........................       12,195(3)    *                 12,195             0
PMC AB (Bengt Romlin)........................       12,497(3)    *                 12,497             0
Pruitt, John P...............................       71,429(4)    *                 71,429             0
Pulaski Enterprises Ltd. c/o C-J Tornell.....      572,183(5)      3.5%           572,183             0
Rasmussen, James E...........................      142,858(4)    *                142,858             0
Rationell Materialhanterir P. Stahle AB:s
  Sarskilda..................................       36,584(3)    *                 36,584             0
Rogers, Shawn................................       12,143(6)    *                 12,143
Ronald Sheldon Trust.........................       35,716(4)    *                 35,716             0
Ronald Stone Insurance Trust.................       71,429(4)    *                 71,429             0
Rudell Corporation Ltd., The.................    1,125,000(2)      6.7%         1,125,000             0
Shilshire Holdings Ltd.......................    1,125,000(2)      6.7%         1,125,000             0
Shoffner, John P.............................      171,428(4)      1.0%           171,428             0
Solem, Richard H.............................       71,429(4)    *                 71,429             0
Stahle, Peter................................          916(3)    *                    916             0
Sundqvist, Kjell Ake.........................       73,168(3)    *                 73,168             0
Thuresson, Gunnar............................       24,390(3)    *                 24,390             0
Visqueno, Elenita............................       18,414(3)    *                 18,414             0
Wallman, Bengt...............................       12,474(3)    *                 12,474             0

                                                                                               AMOUNT OF
                                                NUMBER OF     PERCENTAGE OF                   COMMON STOCK
                                                SHARES OF      BENEFICIAL                      TO BE HELD
                                               COMMON STOCK     OWNERSHIP      AMOUNT OF     AFTER OFFERING
                                               BENEFICIALLY      BEFORE       COMMON STOCK         IS
NAME OF SELLING STOCKHOLDER                       OWNED         OFFERING       REGISTERED     COMPLETED(1)
---------------------------                    ------------   -------------   ------------   --------------
Wallman, Kjell...............................       15,000(3)    *                 15,000             0
Wennberg, Staffan............................       12,195(3)    *                 12,195             0
Wonsover, Jacob..............................        2,857(6)    *                  2,857             0
XIST AB......................................       10,500(3)    *                 10,500             0
TOTAL........................................   10,249,871                     10,384,540        35,000

------------------------

(1) Assumes all shares covered by this Prospectus are sold.

(2) Of the shares listed as beneficially owned, one-third are issuable upon exercise of warrants with an exercise price of $2.25 per share and a term of two years.

(3) Of the shares listed as beneficially owned, one-third are issuable upon exercise of warrants with an exercise price of $2.36 per share and a term of two years.

(4) Of the shares listed as beneficially owned, one-third are issuable upon exercise of warrants. Half of these warrants are exercisable at $3.50 per share until October 5, 2002, and half of these warrants are exercisable at $5.00 per share until October 5, 2003.

(5) This amount represents shares issuable upon conversion of notes and the exercise of warrants, subject to the limitation that the warrants and the notes are not exercisable or convertible to the extent that if converted by the holder, such holder would be the beneficial owner of more than 4.99% of the outstanding shares of our Common Stock at the date such securities were issued. The 4.99% limitation may not prevent Castle Creek from converting all of its notes or exercising all of its warrants in a series of transactions such that the 4.99% limitation does not prevent Castle Creek from selling more than 4.99% of our Common Stock in the aggregate. The outstanding Castle Creek notes of $6,105,100 million are convertible at $4.00 per share, subject, in the event of a material breach by the Company, to specified adjustments. See "Summary Information--Recent Developments". Accordingly, in accordance with our agreement with Castle Creek, we have included in this Prospectus, an aggregate of 985,810 shares, which may become issuable to Castle Creek upon conversion of the notes and exercise of the warrants. These are in addition to shares previously registered for the benefit of Castle Creek. The Company is negotiating with Castle Creek as to the operation of the anti-dilution provisions in the July 2001 warrant, which Castle Creek claims require us to register additional shares for Castle Creek. The Company may assert a claim against its former legal counsel in regard to its representation of the Company in connection with such warrant document.

(6) Represents shares issuable upon exercise of warrants with an exercise price of $1.32 and a term of five years.

(7) Represents shares issuable upon exercise of warrants with an exercise price of $1.32, and which are exercisable on October 5, 2002.

(8) Represents shares issued and shares issuable upon exercise of warrants with an exercise price of $2.50 and a term of two years in connection with the acquisition by the Company of the remaining 42% interest in Micronet.

*   Less than 1%.

    Kjell Wallman, one of the Selling Stockholders, was a director of the Company from January 1999 through December 2000. See "Summary
Information--Recent Developments" for a discussion of the transactions between the Company and Castle Creek.

                              PLAN OF DISTRIBUTION

    We will not receive any of the proceeds of the sale of the Shares offered hereby. Some of the Shares included in this Prospectus have not yet been issued, but are issuable upon the exercise of warrants held by certain of the Selling Stockholders, which warrants have exercise prices ranging from $1.32 to $5.00. In connection with the exercise of such warrants, each warrant holder may elect to pay the exercise price by (i) cash or check or (ii) net issuance; i.e., cashless exercise. To the extent that a warrant holder elects the net issuance method, we would not receive any cash as a result of such exercise. Additional proceeds, if any, that we receive from the exercise of the warrants will be used for working capital.

    The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Stockholders and any such brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters", and any profits on the sale of the Shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

    From time to time, the Selling Stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a Selling Stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a Selling Stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

    The Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods, without limitation:
(a) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (b) an exchange distribution in accordance with the rules of such exchange, (c) face-to-face transactions between sellers and purchasers without a broker-dealer, (d) through the writing of options, and (e) other. At any time a particular offer of the Shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Shares. In addition, the Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

    To our knowledge, the Selling Stockholders do not currently have any plans, arrangements or understandings with any broker, dealer, agent or underwriter regarding the sale of the Shares. There is no assurance that any Selling Stockholder will not sell any or all of the Shares offered by him, her or it hereunder or that any such Selling Stockholder will not transfer, devise or gift such Shares.

    The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such person. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market activities with respect to the Shares.

    Pursuant to the registration rights set forth in the various subscription agreements between the Company and the Selling Stockholders, each of the Company and the Selling Stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents, transfer taxes and fees and expenses of Selling Stockholders' counsels.

                                INDEMNIFICATION

    We shall, to the fullest extent permitted by Section 78.7502 of the Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify under said section any director, officer, employee or agent from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to our Amended and Restated By-Laws.

    INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933, AS AMENDED, AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE COMPANY OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE COMPANY IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, WE WILL, UNLESS IN THE OPINION OF OUR COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933, AS AMENDED, AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

    We carry directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).

                                 LEGAL OPINIONS

    The law firm of Jackson & Campbell, P.C., our counsel, 1120 20th Street, N.W., South Tower, Washington, D.C. 20036, has rendered an opinion regarding the validity of the Shares offered hereby.

                                    EXPERTS

    The consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, as amended, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, a member firm of BDO International ("BDO Seidman"), to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
CELLPOINT INC.........................      1

FORWARD-LOOKING STATEMENTS............      2

WHERE YOU CAN FIND MORE INFORMATION
  ABOUT US............................      3

INCORPORATION OF INFORMATION WE FILE
  WITH THE SEC........................      3

SUMMARY INFORMATION...................      3

RISK FACTORS..........................      5

USE OF PROCEEDS.......................      8

BUSINESS..............................     18

DESCRIPTION OF SECURITIES.............     18

THE SELLING STOCKHOLDERS..............     26

PLAN OF DISTRIBUTION..................     29

INDEMNIFICATION.......................     33

LEGAL OPINIONS........................     34

EXPERTS...............................     34

                               10,384,540 SHARES
                                       OF
                                  COMMON STOCK

                                 CELLPOINT INC.

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS
                             ---------------------

                                OCTOBER -, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees...........................................  $  4,236.34
Transfer Agent Fees.........................................        1,000
Blue Sky Filing Fees........................................        1,500
Printing and Mailing........................................       25,000
Legal Fees..................................................       30,000
Accounting Fees.............................................       25,000
Listing Fees................................................       17,500
Other.......................................................        5,000
                                                              -----------
Total.......................................................  $   109,236
                                                              ===========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company shall, to the fullest extent permitted by Section 78.7502 of the Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify under said section any director, officer, employee or agent from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to its By-Laws.

ITEM 16. EXHIBITS

    The following Exhibits are filed as part of this Registration Statement:

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
  4.1                   Registration Rights Agreement, dated as of February 29,
                        2000, by and among CellPoint Inc., CellPoint Swedish
                        Holdings Ltd., and the Sellers named therein (incorporated by reference to the Company's Current Report on Form 8-K,
                        filed on March 13, 2000, as amended by Form 8-K/A, filed on
                        May 15, 2000).

  4.2                   Securities Purchase Agreement, dated as of December 6, 2000, by and among CellPoint Inc. and the Purchaser set forth
                        therein (incorporated by reference to the Company's Current
                        Report on Form 8-K, filed on December 12, 2000).

  4.3                   Registration Rights Agreement, dated as of December 6, 2000, by and among CellPoint Inc. and the Initial Investor (as
                        such term is defined therein) (incorporated by reference to the Company's Current Report on Form 8-K, filed on
                        December 12, 2000).

  4.4                   Convertible Note of CellPoint Inc., dated December 6, 2000, payable to the order of Castle Creek Technology Partners
                        LLC, in the aggregate principal amount of $10,000,000
                        (incorporated by reference to the Company's Current Report on Form 8-K, filed on December 12, 2000).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
  4.5                   Stock Purchase Warrant of CellPoint Inc., dated December 6,
                        2000, with respect to the right of Castle Creek Technology
                        Partners LLC (incorporated by reference to the Company's
                        Current Report on Form 8-K, filed on December 12, 2000).

  4.6                   Stock Purchase Warrant of CellPoint Inc., dated July 25,
                        2001, with respect to the right of Castle Creek Technology
                        Partners LLC (incorporated by reference to the Company's
                        Current Report on Form 8-K, filed on July 31, 2001).

  4.7                   Form of Stock Purchase Warrant (filed herewith)

  5.1                   Opinion of Jackson & Campbell, P.C. (filed herewith).

  10.1                  Share and Asset Transfer Agreement, dated October 19, 2001, between Micronet AB and CellPoint Systems AB (filed
                        herewith).

  23.1                  Consent of Independent Accountants (filed herewith)

  23.2 Consent of Jackson & Campbell, P.C. (included in their opinion filed as exhibit 5.1)

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE REGISTRANT HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY THE REGISTRANT OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN THE SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE REGISTRANT WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

    The Company carries directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly, authorized, in the City of London, England, on October 31, 2001.

                                               CELLPOINT INC.

October 31, 2001                               By:                /s/ PETER HENRICSSON
                                                    -----------------------------------------------
                                                                    Peter Henricsson
                                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                             (PRINCIPAL EXECUTIVE OFFICER)

October 31, 2001                               By:                  /s/ LARS WADELL
                                                    -----------------------------------------------
                                                                      Lars Wadell
                                                                CHIEF FINANCIAL OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
     -------------------------------------------       Director
                  Stephen T. Childs

                 /s/ LYNN DUPLESSIS
     -------------------------------------------       Director                      October 31, 2001
                   Lynn Duplessis

                /s/ PETER HENRICSSON
     -------------------------------------------       Director                      October 31, 2001
                  Peter Henricsson

                 /s/ MATS JONNERHAG
     -------------------------------------------       Director                      October 31, 2001
                   Mats Jonnerhag

     -------------------------------------------       Director
                   Bengt Nordstrom

                  /s/ LARS PERSSON
     -------------------------------------------       Director                      October 31, 2001
                    Lars Persson

     -------------------------------------------
                     Jan Rynning                       Director